Exhibit 99.1

FOR IMMEDIATE RELEASE Friday, February 8, 2013 7:30 a.m. CST

TELEVISION COMPANY BELO CORP. (BLC) REPORTS EARNINGS FOR

FOURTH QUARTER AND FULL YEAR 2012

DALLAS – Television Company Belo Corp. (NYSE: BLC) today reported fourth quarter and full year 2012 net earnings per share of $0.34 and $0.95, respectively, compared to $0.29 and $0.55, respectively, for fourth quarter and full year 2011.

The Company redeemed its 6.75 percent May 2013 Senior Notes in a net present value positive transaction on November 30, 2012. The premium paid for the early redemption of the notes, partially offset by the related interest savings in December, resulted in a reduction to net earnings of $3.1 million, or $0.03 per share, in the fourth quarter of 2012 when compared to the fourth quarter of 2011. The fourth quarter of 2011 included a non-cash gain, net of taxes, of $2.9 million, or $0.03 per share, related to the division of assets of Belo Investment, LLC (“Belo Investment”), a real estate investment company in which Belo Corp. and A. H. Belo Corporation (“A. H. Belo”) each previously held a 50 percent interest. Full year 2011 included a net non-cash charge, after taxes, of $13.3 million, or $0.13 per share, related to the split of The G. B. Dealey Retirement Pension Plan with A. H. Belo.

Commenting on the Company’s operating performance, Dunia A. Shive, Belo Corp.’s president and Chief Executive Officer, said, “The Company’s fourth quarter performance was driven by $26.5 million in incremental political revenue and continued strength in the automotive category, leading to a total spot revenue increase of 15 percent compared to the fourth quarter of 2011.

“Our financial performance for the full year was highlighted by record political revenue, which surpassed $60 million for the first time in the Company’s history, and significant growth in our largest advertising category, automotive, which increased 16 percent over full year 2011. The Company’s total revenue grew 10 percent in 2012 compared to 2011, while the Company’s combined station and corporate operating costs grew just 2 percent for the same period. The Company’s station-adjusted EBITDA margin was 46 percent for the fourth quarter of 2012 and 41 percent for the full year.

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Belo Announces Fourth Quarter and Full Year 2012 Earnings

February 8, 2013

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“The Company’s significant cash flow generation in 2012 enabled us to pay a special dividend of $0.25 in the fourth quarter in addition to increasing our regular quarterly dividend by 60 percent, to $0.08 per share, earlier in the year.”

Fourth Quarter 2012 Operating Results

The Company generated total revenue of $205 million in the fourth quarter of 2012, which was $25 million, or 14 percent, higher than the fourth quarter of 2011. Combined station and corporate operating costs were up 8 percent in the fourth quarter of 2012 compared to the fourth quarter of 2011.

Political revenue totaled $32.4 million in the fourth quarter of 2012, which was $26.5 million higher than the fourth quarter of 2011. Total spot revenue, including political, was up 15 percent in the fourth quarter of 2012 versus the fourth quarter of 2011. Due mostly to crowd-out from political revenue, spot revenue, excluding political, was down 3 percent with a 4 percent decrease in local spot revenue and a 1 percent decrease in national spot revenue. Other revenue, which is comprised primarily of Internet advertising, retransmission revenue, and barter and trade advertising, was up 8 percent in the fourth quarter of 2012 compared to the fourth quarter of 2011 and included double-digit percentage increases in both retransmission and Internet revenue. Other revenue in the fourth quarter of 2011 included network compensation.

Station salaries, wages and employee benefits in the fourth quarter of 2012 were up 6 percent versus the fourth quarter of 2011 due to higher accrued performance-based bonuses and modest increases in salaries and sales commissions. Station programming and other operating costs in the fourth quarter of 2012 were up 7 percent versus the fourth quarter of 2011 due primarily to higher national representation fees associated with higher political revenue and higher programming expense.

Station-adjusted EBITDA totaled $94 million in the fourth quarter of 2012, an increase of 23 percent over the fourth quarter of 2011.

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Belo Announces Fourth Quarter and Full Year 2012 Earnings

February 8, 2013

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Full Year 2012 Operating Results

For full year 2012, total revenue was $715 million, an increase of $65 million, or 10 percent, versus full year 2011. Combined station and corporate operating costs were up 2 percent in 2012 compared to 2011.

Political revenue totaled $61.2 million in 2012, $51.6 million higher than 2011. Full year 2012 spot revenue, including political, was up 10 percent versus 2011. Total spot revenue, excluding political, was up 0.4 percent for full year 2012 with a 1.5 percent increase in local spot revenue and a 1.5 percent decrease in national spot revenue when compared to 2011. Other revenue, which is comprised primarily of Internet advertising, retransmission revenue, and barter and trade advertising, was up 9 percent in 2012 versus 2011 and included double-digit percentage increases in both Internet and retransmission revenue. Other revenue in 2011 included network compensation.

For full year 2012, station salaries, wages and employee benefits increased 4 percent when compared to 2011 due primarily to higher accrued performance-based bonuses and modest increases in salaries and sales commissions. Station programming and other operating costs were 3.5 percent lower in 2012 compared to 2011 due primarily to lower syndicated programming expense.

Station-adjusted EBITDA totaled $293 million for the full year 2012, a 27 percent increase over full year 2011.

Corporate

Corporate operating costs were $2.4 million and $8.1 million higher in the fourth quarter of 2012 and full year 2012, respectively, compared to the fourth quarter of 2011 and full year 2011. These increases were due primarily to higher accrued performance-based bonuses, higher share-based compensation expense, and investments in new content and digital business initiatives. The fourth quarter of 2011 also included a non-cash credit related to the favorable settlement of a property tax issue.

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Belo Announces Fourth Quarter and Full Year 2012 Earnings

February 8, 2013

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Other Items

Belo’s depreciation expense totaled $7.6 million in the fourth quarter of 2012, slightly higher than the fourth quarter of 2011. Full year 2012 depreciation expense totaled $30.1 million, down from $30.8 million in 2011.

The Company’s interest expense decreased $1.9 million and $2.7 million, respectively, in the fourth quarter of 2012 and full year 2012 compared to the fourth quarter of 2011 and full year 2011 due to lower debt levels, including the early redemption of the Company’s May 2013 notes on November 30, 2012.

Other expense, net, was higher in the fourth quarter of 2012 and full year 2012 by $9.8 million and $9.3 million, respectively, compared to the fourth quarter of 2011 and full year 2011. The fourth quarter of 2012 included a $5.5 million pre-tax charge for the premium paid on the early redemption of the Company’s May 2013 notes, which is one component of the net charge previously noted. The fourth quarter of 2011 included a $4.5 million non-cash gain related to the division of Belo Investment’s assets.

Income tax expense increased $2.9 million and $27 million, respectively, for the fourth quarter of 2012 and full year 2012 due primarily to higher pre-tax earnings.

Total debt at December 31, 2012 was $733 million, $154 million lower than the Company’s debt balance at the end of 2011. The Company had $21 million drawn on its credit facility and $9.4 million in cash and temporary cash investments at December 31, 2012. The Company’s total leverage ratio, as defined in the Company’s credit facility, was 2.8 times at December 31, 2012 compared to 4.1 times at December 31, 2011. Belo invested $5.8 million in capital expenditures in the fourth quarter of 2012 and $21.3 million for the full year 2012.

Non-GAAP Financial Measures

A reconciliation of station-adjusted EBITDA to earnings from operations and a reconciliation of net earnings to pro forma net earnings are set forth in an exhibit to this release.

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Belo Announces Fourth Quarter and Full Year 2012 Earnings

February 8, 2013

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2013 Outlook

Looking at the first quarter of 2013, Shive said, “Based on recent pacings, we currently estimate total revenue to be up 2 to 2.5 percent versus the first quarter of 2012, with increases in core spot, retransmission and Internet revenue partially offset by lower political revenue. Due to the timing of upcoming renewals with MVPDs, the growth rate in retransmission revenue is expected to be higher in the second half of the year than in the first half of the year.

“Our combined station and corporate operating costs are currently expected to be up 3.5 to 4 percent in the first quarter of 2013 compared to the first quarter of 2012 due primarily to higher programming expense, sales-related costs, and continued investments in new digital and content initiatives. Interest expense in the first quarter of 2013 should be about $3 million lower than the first quarter of 2012, a result of the early redemption of our May 2013 notes.”

A conference call to discuss this release and other matters of interest to shareholders and analysts will follow at 1:00 p.m. CST this afternoon. The conference call will be simultaneously webcast on Belo Corp.’s website (www.belo.com/invest). Following the conclusion of the webcast, a replay of the conference call will be archived on Belo’s website. To access the listen-only conference lines, dial 1-877-260-8896. A replay line will be open from 3:00 p.m CST on February 8 until 11:59 p.m. CST February 22. To access the replay, dial 1-800-475-6701 or 320-365-3844. The access code for the replay is 279474.

About Belo Corp.

Belo Corp. (BLC), one of the nation’s largest pure-play, publicly-traded television companies, owns and operates 20 television stations (nine in the top 25 markets) and their associated websites. Belo stations, which include affiliations with ABC, CBS, NBC, FOX, and the CW, reach more than 14 percent of U.S. television households in 15 highly-attractive markets. Belo stations rank first or second in nearly all of their local markets. Additional information is available at www.belo.com or by contacting Paul Fry, vice president/Investor Relations & Assistant Treasurer, at 214-977-4465.

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Belo Announces Fourth Quarter and Full Year 2012 Earnings

February 8, 2013

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Statements in this communication concerning Belo’s business outlook or future economic performance, anticipated profitability, revenues, expenses, capital expenditures, investments, future financings, impairments, pension matters, and other financial and non-financial items that are not historical facts, are “forward-looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those predicted in any such forward-looking statement. Belo undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Such risks, uncertainties and other factors include, but are not limited to, uncertainties regarding the changes in capital market conditions and prospects, and other factors such as changes in advertising demand, interest rates and programming and production costs; changes in viewership patterns and demography, and actions by Nielsen; changes in the network-affiliate business model for broadcast television; technological changes, and the development of new systems and devices to distribute and consume television and other audio-visual content; changes in the ability to secure, and in the terms of, carriage of Belo programming on cable, satellite, telecommunications and other program distribution methods; development of Internet commerce; industry cycles; changes in pricing or other actions by competitors and suppliers; Federal Communications Commission and other regulatory, tax and legal changes, including changes regarding spectrum; adoption of new accounting standards or changes in existing accounting standards by the Financial Accounting Standards Board or other accounting standard-setting bodies or authorities; the effects of Company acquisitions, dispositions, co-owned ventures, and investments; pension plan matters; general economic conditions; and significant armed conflict, as well as other risks detailed in Belo’s other public disclosures and filings with the SEC including Belo’s Annual Report on Form 10-K.

Belo Corp.

Consolidated Statements of Operations

	Three months ended December 31,		Twelve months ended December 31,
In thousands, except per share amounts	2012	2011	2012	2011
	(unaudited)	(unaudited)	(unaudited)
Net Operating Revenues	$204,929	$180,294	$714,719	$650,142
Operating Costs and Expenses
Station salaries, wages and employee benefits	57,436	54,033	224,348	214,861
Station programming and other operating costs	53,884	50,424	197,795	204,973
Corporate operating costs	9,610	7,235	33,393	25,338
Pension settlement charge and contribution reimbursements	—	—	—	20,466
Depreciation	7,641	7,551	30,103	30,796

Total operating costs and expenses	128,571	119,243	485,639	496,434
Earnings from operations	76,358	61,051	229,080	153,708
Other Income and (Expense)
Interest expense	(16,646)	(18,589)	(69,705)	(72,393)
Other income (expense), net	(5,092)	4,726	(2,716)	6,541

Total other income and (expense)	(21,738)	(13,863)	(72,421)	(65,852)
Earnings before income taxes	54,620	47,188	156,659	87,856
Income tax expense	19,629	16,716	56,929	29,898

Net earnings	34,991	30,472	99,730	57,958
Less: Net (loss) attributable to noncontrolling interests	(139)	—	(440)	—

Net earnings attributable to Belo Corp.	$35,130	$30,472	$100,170	$57,958

Net earnings per share—Basic	$0.34	$0.29	$0.96	$0.55

Net earnings per share—Diluted	$0.34	$0.29	$0.95	$0.55

Weighted average shares outstanding
Basic	103,199	103,714	103,507	103,606
Diluted	103,805	104,053	104,012	103,980
Dividends declared per share	$0.33	$0.05	$0.57	$0.15

Belo Corp.

Consolidated Condensed Balance Sheets

In thousands	December 31, 2012	December 31, 2011
	(unaudited)
Assets
Current assets
Cash and temporary cash investments	$9,437	$61,118
Accounts receivable, net	140,605	149,584
Income tax receivable	—	31,629
Other current assets	17,757	16,692

Total current assets	167,799	259,023
Property, plant and equipment, net	146,522	157,115
Intangible assets, net	725,399	725,399
Goodwill	423,873	423,873
Other assets	35,999	46,195

Total assets	$1,499,592	$1,611,605

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$20,348	$19,677
Accrued expenses	42,057	34,961
Short-term pension obligation	20,000	19,300
Accrued interest payable	9,123	10,378
Income taxes payable	9,043	12,922
Dividends payable	8,331	5,189
Deferred revenue	2,911	3,435

Total current liabilities	111,813	105,862
Long-term debt	733,025	887,003
Deferred income taxes	257,864	244,361
Pension obligation	86,590	93,012
Other liabilities	10,576	14,164
Total shareholders’ equity	299,724	267,203

Total liabilities and shareholders’ equity	$1,499,592	$1,611,605

Belo Corp.

Non-GAAP to GAAP Reconciliations

Station Adjusted EBITDA

	Three months ended December 31,		Twelve months ended December 31,
In thousands (unaudited)	2012	2011	2012	2011
Station Adjusted EBITDA (1)	$93,609	$75,837	$292,576	$230,308
Corporate operating costs	(9,610)	(7,235)	(33,393)	(25,338)
Depreciation	(7,641)	(7,551)	(30,103)	(30,796)
Pension settlement charge and contribution reimbursements	—	—	—	(20,466)

Earnings from operations	$76,358	$61,051	$229,080	$153,708

Note 1:	Belo’s management uses Station Adjusted EBITDA as the primary measure of profitability to evaluate operating performance and to allocate capital resources and bonuses to eligible operating company employees. Station Adjusted EBITDA represents the Company’s earnings from operations before interest expense, income taxes, depreciation, amortization, impairment charges, pension settlement charge and contribution reimbursements, and corporate operating costs. Other income (expense), net is not allocated to television station earnings from operations because it consists primarily of equity in earnings (losses) from investments in partnerships and joint ventures and other non-operating income (expense).

Pro Forma Net Earnings

In thousands, except per share amounts (unaudited)

	Three months ended December 31, 2012		Three months ended December 31, 2011
	Earnings	EPS	Earnings	EPS
Net earnings attributable to Belo Corp.	$35,130	$0.34	$30,472	$0.29
Adjustments to net earnings attributable to Belo Corp., net of tax:
Loss on early redemption of bonds(2)	3,706	0.04	—	—
Gain on division of Belo Investment, LLC assets	—	—	(2,948)	(0.03)

Pro forma net earnings attributable to Belo Corp.	$38,836	$0.37	$27,524	$0.26

	Twelve months ended December 31, 2012		Twelve months ended December 31, 2011
	Earnings	EPS	Earnings	EPS
Net earnings attributable to Belo Corp.	$100,170	$0.95	$57,958	$0.55
Adjustments to net earnings attributable to Belo Corp., net of tax:
Loss on early redemption of bonds(2)	3,706	0.04	—	—
Pension settlement charge and contribution reimbursements	—	—	13,323	0.13
Gain on division of Belo Investment, LLC assets	—	—	(2,948)	(0.03)

Pro forma net earnings attributable to Belo Corp.	$103,876	$0.99	$68,333	$0.66

Note 2:	Regarding the early redemption of bonds, the Company’s 2012 interest savings was $990, or $644, net of tax. The adjustment to net earnings, including these interest savings, was $3,062, or $0.03 per share, for the three and twelve months ended December 31, 2012.